EXHIBIT 10.2
THERMO FISHER SCIENTIFIC INC.
EXECUTIVE SEVERANCE POLICY
     1. Introduction. The Thermo Fisher Scientific Inc. Executive Severance Policy (the “Policy”) is designed to provide separation pay and benefits to certain eligible Executives of Thermo Fisher Scientific Inc. (the “Company”) whose employment is involuntarily terminated without cause. This document constitutes the written instrument under which the Policy is maintained and supersedes any prior plan or practice of the Company that provides severance benefits to Executives, including without limitation, the relevant terms of any individual offer or employment letter or contract. Notwithstanding the foregoing sentence, if an Executive is party to an agreement with the Company providing for the payment of benefits in the event the employment of such Executive is terminated after a Change in Control (a “Change in Control Agreement”), such Change in Control Agreement shall not be terminated or cancelled by this Policy and such Change in Control Agreement shall survive and remain in effect in accordance with its own terms. In the event such Executive actually receives benefits under a Change in Control Agreement, such Executive shall not also be entitled to receive benefits under this Policy. This Policy shall become effective as of January 1, 2009.
     2. Key Definitions.
     As used herein, the following terms shall have the following respective meanings:
          2.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):
               (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1; or
               (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
               (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors; or
               (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
          2.2 “Cause” means the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this Section 2.2, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
          2.3 “Continuation Period” means a period beginning on the date of termination of the Executive and continuing for 18 consecutive months in the case of an Officer and for 12 consecutive months in the case of an Executive who is not an Officer.

          2.4 “Disability” means the Executive’s inability, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the Executive’s duties on behalf of the Company, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.
          2.5 “Executive” means an employee of the Company who has been classified by the Company as a Career Band VII Employee or an officer; provided, however, that an employee who is party to an agreement with the Company providing for the payment of separation benefits in the event the employment of such Executive is terminated without cause (other than a Change in Control Agreement) shall not be considered to be an Executive for purposes of this Policy.
          2.6 “Officer” means an Executive who has been designated by the Company’s Board of Directors as an officer of the Company.
          2.7 “Severance Multiplier” means 1.5 for an Officer and 1.0 for an Executive who is not an Officer.
     3. Not an Employment Contract. This Policy does not constitute a contract of employment or impose on the Company any obligation to retain any Executive as an employee and does not prevent any Executive from terminating employment at any time.
     4. Benefits to Executives.
          4.1 Compensation.
               (a) Termination Without Cause. If an Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) then the Executive shall be entitled to the following benefits:
                    (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the date of termination the aggregate of the following amounts:
                         (A) the Executive’s Severance Multiplier times the Executive’s annual base salary as in effect immediately prior to the date of termination, (B) the Executive’s Severance Multiplier times the Executive’s target bonus for the year in which the date of termination occurs and (C) the amount of any accrued vacation pay, to the extent not previously paid; and
                    (ii) for the Executive’s Continuation Period, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide medical, dental and life insurance benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the

Executive’s employment had not been terminated, in accordance with the applicable benefit plans in effect on the date of termination or, if more favorable to the Executive and the Executive’s family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that (A) if the terms of a benefit plan do not permit continued participation therein by a former employee, then an equitable arrangement shall be made by the Company (such as a substitute or alternative plan) to provide as substantially equivalent a benefit as is reasonably possible and (B) if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefit (e.g., medical insurance benefits) from such employer on terms at least as favorable to the Executive and the Executive’s family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and the Executive’s family; and
                    (iii) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (other than severance benefits) (such other amounts and benefits described in this clause (iii) shall be hereinafter referred to as the “Other Benefits”).
               (b) Termination for Cause, Disability or Death. If the Company terminates the Executive’s employment with the Company because of the Executive’s disability, the Executive’s death or for Cause, then the Company shall (i) pay the Executive or the Executive’s estate, in a lump sum in cash within 30 days after the date of termination, the Executive’s base salary through the date of termination and (ii) timely pay or provide to the Executive the Other Benefits.
          4.2 Outplacement Services. In the event the Executive is terminated by the Company (other than for Cause, Disability or death), the Company shall provide outplacement services through one or more outside firms of the Executive’s choosing up to an aggregate of $20,000, with such services to extend until the earlier of (i) 12 months following the termination of the Executive’s employment or (ii) the date the Executive secures full time employment.
          4.3 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.1(a)(ii), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
          4.4. Release of Claims by Executive. The Executive shall not be entitled to any payments or other benefits hereunder unless the Executive executes and, if applicable, does not revoke, a full and complete release of claims and separation agreement, in the form to be provided by the Company.

          4.5 Non-Compete Obligations. An Officer shall not be entitled to any payments or other benefits hereunder unless the Officer has, prior to the effective date of this Policy, executed a Non-Compete Agreement with the Company providing for a restriction period of 18 months.
     5. Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
     6. Successors.
          6.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Policy to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.
          6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or the Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 81 Wyman Street, Waltham, Massachusetts and to the Executive at the Executive’s principal residence as currently reflected on the Company’s records (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
     8. Miscellaneous.
          8.1 Severability. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy, which shall remain in full force and effect.
          8.2 Governing Law. The validity, interpretation, construction and performance of this Policy shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.
          8.3 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Policy to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
          8.4 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
          8.5 Amendments. This Policy may be amended or terminated by the Company at any time; provided that this Section 8.5 shall have no force or effect after the occurrence of a Change of Control.
     9. Section 409A Compliance.
     The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Policy:
          9.1 It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986 and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
          9.2 If, as of the date of the “separation from service” of the Executive from the Company (determined as set forth below), the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 4.
          9.3 If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

               (a) Each installment of the payments and benefits due under Section 4, that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Policy, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
               (b) Each installment of the payments and benefits due under Section 4 that is not described in clause (a), above, and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.
          9.4 The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h). Solely for purposes of this Section 9.4, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
          9.5 All reimbursements and in-kind benefits provided under the Policy shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.